SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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STRATEGIC FUNDS, INC.
______________________________________________________________________

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DREYFUS SELECT MANAGERS SMALL CAP VALUE FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to the appointment of an additional sub-investment adviser for Dreyfus Select Managers Small Cap Value Fund (the "Fund"), a series of Strategic Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Lombardia Capital Partners, LLC ("Lombardia") as a new sub-investment adviser to manage a portion of the Fund's assets and, in conjunction with such appointment, the Board approved a new sub-investment advisory agreement (the "New Sub-Advisory Agreement") between Lombardia and The Dreyfus Corporation, the Fund's investment adviser, on behalf of the Fund.  As was previously communicated to you in a supplement to the Fund's prospectus, dated July 30, 2010, Lombardia began managing its allocated portion of the Fund's investment portfolio on that date.

Further information about Lombardia and the approval of the New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-554-4611.

Sincerely,

Bradley J. Skapyak.
President
Strategic Funds, Inc.

October 12, 2010

Dreyfus Select Managers Small Cap Value Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Strategic Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Small Cap Value Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about the appointment of Lombardia Capital Partners, LLC ("Lombardia") as an additional sub-investment adviser for the Fund.  In connection with the appointment of Lombardia, the Board approved a new sub-investment advisory agreement (the "New Sub-Advisory Agreement") between Lombardia and The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, on behalf of the Fund.  Lombardia began managing its allocated portion of the Fund's investment portfolio on July 30, 2010.

The appointment of Lombardia and the New Sub-Advisory Agreement were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC"), dated December 23, 2009 (the "Exemptive Order"), issued to the Company and Dreyfus.

This Information Statement is being mailed on or about October 20, 2010 to shareholders of record of the Fund as of October 7, 2010.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  Copies of the Fund's most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, or by calling toll-free 1-800-554-4611.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY

THIS INFORMATION STATEMENT AND COPIES OF THE FUND'S MOST RECENT ANNUAL REPORT AND SEMI-ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.DREYFUS.COM/PROXYINFO.HTM

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-investment advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-investment adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-investment advisers that are unaffiliated with the Fund or Dreyfus and to modify material terms and conditions of sub-investment advisory arrangements with unaffiliated sub-investment advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-investment advisers and recommend the hiring, termination, and replacement of the sub-investment advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-investment advisers in documents filed with the SEC and provided to shareholders.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), at an in-person Board meeting (the "Meeting"), unanimously approved (i) the appointment of Lombardia to serve as a new sub-investment adviser for the Fund and (ii) the New Sub-Advisory Agreement between Dreyfus and Lombardia with respect to the Fund.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a new sub-investment adviser within 90 days of the effective date of the sub-investment adviser's retention.  This Information Statement provides such notice of the changes and presents details regarding Lombardia and the New Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $286 billion in 195 mutual fund portfolios.  Dreyfus is the primary mutual fund business of The Bank of New York Mellon Corporation ("BNY Mellon"), a global financial services company focused on helping clients move and manage their financial assets, operating in 34 countries and serving more than 100 markets.  BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing asset and wealth management, asset servicing, issuer services, and treasury services through a worldwide client-focused team.  BNY Mellon has more than $21.8 trillion in assets under custody and administration and $1.0 trillion in assets under management, and it services more than $11.6 trillion in outstanding debt.  Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the Management Agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-investment advisers.  The Management Agreement will continue until November 30, 2010, and thereafter is subject to annual approval by (i) the Board or (ii) vote of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Independent Directors, by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on not more than 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-investment advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-investment advisers; (iv) monitors and evaluates the performance of the Fund's sub-investment advisers, including the sub-investment advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-investment advisers comply with the Fund's investment objective, policies, and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-investment advisers for the Fund.  EACM seeks sub-investment advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-investment adviser, which may be adjusted by up to 20% of the Fund's assets without the approval of the Board.  EACM monitors and evaluates the performance of the sub-investment advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-investment advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, specializes in multi-manager investment programs for institutional and high net worth clients representing approximately $4.5 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until April 1, 2011, to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.15%.  As a result of the fee waiver and/or expense reimbursement arrangement, Dreyfus waived its entire management fee of $177,133, resulting in no management fee being paid by the Fund for the period December 17, 2008 (commencement of operations of the Fund) to November 30, 2009 (the Fund's fiscal year end).

The following persons are officers and/or directors of Dreyfus:  Jonathan Baum, Chair of the Board and Chief Executive Officer; J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Phillip N. Maisano, Chief Investment Officer, Vice Chair and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Dwight Jacobsen, Executive Vice President and a director; Patrice M. Kozlowski, Senior Vice President–Corporate Communications; Gary E. Abbs, Vice President–Tax; Jill Gill, Vice President–Human Resources; Joanne S. Huber, Vice President–Tax; Anthony Mayo, Vice President–Information Systems; John E. Lane, Vice President; Jeanne M. Login, Vice President; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; James Bitetto, Secretary; and Mitchell E. Harris, Jeffrey D. Landau, Cyrus Taraporevala and Scott E. Wennerholm, directors.  Messrs. Skapyak, Maisano, Connolly and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Maisano serves as Executive Vice President, Mr. Connolly serves as Chief Compliance Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-INVESTMENT ADVISER

Lombardia, located at 55 South Lake Avenue, Suite 750, Pasadena, California 91101, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.  Lombardia was founded in 1989 and is 97% employee-owned.  As of June 30, 2010, Lombardia had approximately $2.1 billion in assets under management.

In managing the portion of the Fund's assets allocated to it, Lombardia uses fundamental analysis and bottom-up value oriented stock selection.  Lombardia seeks to identify companies whose stocks are trading below what Lombardia estimates to be their intrinsic value over a complete market cycle, typically a period of three years.  Lombardia also looks for the presence of a catalyst (such as positive earnings per share revisions, share repurchases, corporate restructurings, or changes in management) that will trigger a price increase and drive the stock to its intrinsic value.  Lombardia focuses on companies with strong balance sheets, free cash flow generation, liquidity, high interest coverage and below average levels of debt relative to their industry or sector.  The investment process is research driven, primarily internal, and uses key inputs, such as earnings, sales and cash flow estimates, growth rates and a discount rate, to project future valuations.  Lombardia typically sells a stock if the stock achieves its price target, it perceives a major change in the long-term outlook for the company or the company's industry, or it determines that a better investment opportunity exists.

Alvin W. Marley, CFA is responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Lombardia.  Mr. Marley is a managing director of, and senior portfolio manager with, Lombardia, which he joined in October 2005.  Previously, he served as a managing director and head of small cap equities investment at UBS, which he joined in 1997.

Lombardia does not currently serve as investment adviser or sub-investment adviser to any investment companies having similar investment objectives and policies as the Fund.

Lombardia was approved by the Board to serve as an additional sub-investment adviser for the Fund at the Meeting.  Lombardia is not affiliated with Dreyfus, and Lombardia discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the New Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Lombardia out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of Lombardia or the implementation of the New Sub-Advisory Agreement.  The fees paid by Dreyfus to Lombardia depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to Lombardia.  In accordance with procedures adopted by the Board, Lombardia may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The names and principal occupations of the principal executive officers of Lombardia are:  Jorge G. Castro, CFA, Chief Executive Officer; Wendell F. Williams, Managing Director/Chief Operating Officer/Chief Compliance Officer; Alvin W. Marley, CFA, Managing Director/Senior Portfolio Manager, Small Cap Value; Les Waite, CFA, Managing Director/Senior Portfolio Manager, Large Cap Value; Fernando Inzunza, CFA, Managing Director/Portfolio Manager, Large Cap Value; and Kelly R. Ko, CFA, Managing Director/Portfolio Manager, Large and Mid Cap Value.  The address of each principal executive officer listed above, as it relates to the person's position with Lombardia, is 55 South Lake Avenue, Suite 750, Pasadena, California 91101.

NEW SUB-ADVISORY AGREEMENT

The New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement.  The New Sub-Advisory Agreement will continue until November 30, 2011, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreement are substantially similar to the sub-investment advisory agreements between Dreyfus and each of Thompson, Siegel and Walmsley, LLC, Walthausen & Co., LLC, Riverbridge Partners, LLC and Neuberger Berman Management LLC, the Fund's four other sub-investment advisers.

The New Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, Lombardia provide investment advisory assistance and day-to-day management with respect to the portion of the Fund's assets allocated to it.  Lombardia, among other duties, will obtain and provide investment research, conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placement of portfolio transactions for execution with brokers or dealers.  Lombardia also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  The New Sub-Advisory Agreement provides that Lombardia will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Lombardia's duties, or by reason of Lombardia's reckless disregard of its obligations and duties, under the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement provides that Lombardia be compensated based on the average daily net assets of the Fund allocated to Lombardia.  Lombardia is compensated from the fees that Dreyfus receives from the Fund.  Lombardia generally will bear the expenses it incurs in connection with its activities under the New Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on not more than 60 days' notice to Lombardia; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to the New Sub-Adviser; or (iii) Lombardia on not less than 90 days' notice to the Company and Dreyfus.  The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.

CONSIDERATIONS OF THE BOARD

At the Meeting, Dreyfus and EACM recommended the appointment of Lombardia to serve as a new sub-investment adviser for the Fund.  The recommendation of Lombardia was based on, among other information, EACM's review and due diligence report relating to Lombardia and its investment advisory services.  In the opinion of Dreyfus and EACM, the proposed reallocation to Lombardia of a portion of the Fund's assets from the Fund's four other sub-investment advisers, Thompson, Siegel and Walmsley, LLC, Walthausen & Co., LLC, Riverbridge Partners, LLC and Neuberger Berman Management LLC, would allow Lombardia to effectively complement those other sub-investment advisers and increase portfolio diversification, as well as help avoid any potential capacity constraints that may arise if the Fund continues its steady asset growth, and would be in the best interests of the Fund's shareholders.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreement.  In determining whether to approve the New Sub-Advisory Agreement, the Board considered the due diligence materials prepared by EACM and other information received in advance of the Meeting, which included:  (i) a copy of the form of the New Sub-Advisory Agreement between Dreyfus and Lombardia; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended Lombardia for Board approval; (iii) information regarding the nature, extent and quality of the services Lombardia would provide to the Fund; (iv) information regarding Lombardia's reputation, investment management business, personnel, and operations; (v) information regarding Lombardia's brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees to be charged by Lombardia; (vii) information regarding Lombardia's compliance program; (viii) information regarding Lombardia's historical performance returns managing investment mandates similar to the Fund's investment mandate, with such performance compared to relevant indices; and (ix) information regarding Lombardia's financial condition.  The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Lombardia.  In examining the nature, extent and quality of the services to be provided by Lombardia to the Fund, the Board considered (i) Lombardia's organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) its proposed investment strategy for the Fund; (iv) its long- and short-term performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program.  The Board specifically took into account Lombardia's investment process and research resources and capabilities, evaluating how Lombardia would complement the Fund's existing sub-investment advisers.  The Board also discussed the acceptability of the terms of the New Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements.  The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by Lombardia.  The Board concluded that the Fund will benefit from the quality and experience of Lombardia's investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by Lombardia were adequate and appropriate in light of Lombardia's experience in managing small cap value equity assets, Lombardia's portfolio management and research resources to be applied in managing the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage Lombardia, and supported a decision to approve the New Sub-Advisory Agreement.

Investment Performance of Lombardia.  Because Lombardia was a newly-appointed sub-investment adviser for the Fund, the Board could not consider Lombardia's investment performance in managing the Fund as a factor in evaluating the New Sub-Advisory Agreement during the Meeting.  However, the Board did review Lombardia's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate.  The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by Lombardia in the management of its portion of the Fund's assets.  The Board noted Lombardia's reputation and experience with respect to small cap value equity investing, the individual portfolio manager's experience in selecting small cap value stocks, and EACM's experience and reputation in selecting, evaluating, and overseeing investment managers.  Based on these factors, the Board supported a decision to approve the New Sub-Advisory Agreement.

Costs of Services to be Provided.  The Board considered the proposed fees payable under the New Sub-Advisory Agreement, noting that the proposed fees would be paid by Dreyfus, and not the Fund, and, thus, would not impact the fees paid by the Fund.  The Board concluded that the proposed fees payable to Lombardia by Dreyfus with respect to the assets to be allocated to Lombardia in its capacity as sub-investment adviser were reasonable and appropriate.

Profitability and Economies of Scale to be Realized.  The Board recognized that, because Lombardia's fees would be paid by Dreyfus, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, considerations of profitability and economies of scale with respect to Lombardia were not relevant to the Board's determination to approve the New Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that may accrue to Lombardia as a result of Lombardia's relationship with the Fund.  The Board concluded that Lombardia may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that Lombardia was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus monitored and evaluated Lombardia's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that were expected to accrue to Lombardia by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the initial approval of the New Sub-Advisory Agreement was in the best interests of the Fund, and approved the New Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, is the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

For the period December 17, 2008 (commencement of operations of the Fund) to November 30, 2009, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of August 31, 2010, the Fund had 12,048,256.766 total shares of common stock outstanding.  Set forth below is information as to those shareholders known by the Company to own beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of August 31, 2010.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A
BNY Mellon Corporation MBC Investments Corporation 100 White Clay Center Drive, Suite 102 Newark, DE 19711-5480	400,000	93.7906%

Class C
BNY Mellon Corporation MBC Investments Corporation 100 White Clay Center Drive, Suite 102 Newark, DE 19711-5480	40,000	70.1168%

National Financial Services 82 Devonshire Street Boston, MA 02109-3605	4,496	7.8825%

The Bank of New York Mellon, Custodian FBO Kendra E. Palmer Under IRA Plan Fort Monroe, VA 23651-1128	3,584	6.2827%

The Bank of New York Mellon, Custodian FBO Anthony J. Stenger Under IRA Rollover Plan Santa Monica, CA 90402-2938	3,471	6.0845%

Class I
SEI Private Trust Company c/o Mellon Attn: Mutual Funds One Freedom Valley Drive Oaks, PA 19456-9989	11,484,941	99.3101%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of August 31, 2010, Directors and officers of the Company, as a group, owned less than 1% of the Fund's outstanding shares.